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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________

                                 FORM 12b-25

                         Commission File Numner 1-7836

                          NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F __ Form 11-K  [X] Form 10-Q __ Form N-SAR

       For Period Ended:  September 30, 1995

       [  ]     Transition Report on Form 10-K
       [  ]     Transition Report on Form 20-F
       [  ]     Transition Report on Form 11-K
       [  ]     Transition Report on Form 10-Q
       [  ]     Transition Report on Form N-SAR
             For the Transition Period Ended:

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PART I - REGISTRANT INFORMATION
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                             SAGE ENERGY COMPANY
                          -------------------------
                          (Full Name of Registrant)


                      10101 Reunion Place, Suite 800
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                    (Address of Principal Executive Office)

San Antonio, Texas                                                  78216
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(City and State)                                                  (Zip Code)

Registrant's telephone number including Area Code: (210) 340-2288

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PART II - RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 __      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]     (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period.

    Management of the Company and its professional advisors have not completed the analysis and accounting necessary to file the Form 10Q.
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PART IV - OTHER INFORMATION
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(1)      Name and telephone number of person to contact in regard to this notification

           MARK S. SOLOMON, ESQ.          (214)                761-4365
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                  (Name)                (Area Code)        (Telephone Number)

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(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months been filed?
                                                        [X] Yes   __ No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         __ Yes  [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

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                             SAGE ENERGY COMPANY
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 14, 1995            By:    /s/ Jesse Minor
                                       ----------------------------------------
                                       Name:  Jesse Minor
                                            -----------------------------------
                                       Title:  President
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                                   ATTENTION
  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (See 18 U.S.C. 1001).